Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NYSE Euronext dated April 4, 2007 pertaining to the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and Archipelago Holdings 2004 Stock Incentive Plan of our report dated February 10, 2006, with respect to the consolidated financial statements and schedules of Archipelago Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Archipelago Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archipelago Holdings, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY
April 4, 2007